Exhibit 10.13

February 25, 2015

Elizabeth Nelson

Re: Elance-oDesk, Inc. Board of Directors

Dear Betsey:

I speak both for myself and for the Board of Directors, as well as the other management team members of Elance-oDesk, Inc. (the “Company”) you know, in saying how much we have all enjoyed working with you over the last few years. It is clear that your experience and talent will be of enormous benefit to the Company.

On behalf of the Company, I am pleased to present you our offer to become a member of the Company’s Board of Directors (the “Board”) and Chair of the Board’s Audit Committee. As a Board member, you will be responsible for attending in person or by telephone, all Board meetings and all meetings of Board committees on which you sit, including all meetings of the Audit Committee. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters.

As a member of the Board and Chair of the Audit Committee, you will have the roles, responsibilities and fiduciary duties of a director as set forth in applicable corporate law and the Company’s governing corporate documents, committee charters and policies, copies of which are available upon request. Your appointment to the Board is for an indefinite term, however you may be removed from the Board at any time for any reason by the Board or stockholders of the Company, in accordance with applicable corporate law and the Company’s governing corporate documents. You agree that this letter does not create any employer/employee relationship with the Company and that you will not be entitled to participate in any of the Company’s employee benefit plans, other than as provided in this letter.

Upon your appointment to the Board, the Company agrees to recommend to the Board that you be granted a non-qualified option to purchase up to 340,000 shares of the Company’s Common Stock (the “Option”).     The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option. The Option will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and the applicable stock option agreement. The Option will be immediately exercisable, however the shares issued upon exercise thereof will be subject

Elizabeth Nelson

February 25, 2015

to the Company’s right of repurchase to the extent that any such shares remain unvested as of your last date of Board service at the original exercise price that you paid. The Option will vest, so long as you serve as a director of the Company, with respect to 1/48th of the shares upon your completion of each month of Board service with the Company, which vesting will commence with your first date of service as a director of the Company. In the event of an Acquisition (as defined in Section 14 of the Plan) while you are a Board member, the Option will become fully vested immediately with respect to 100% of the shares issued or issuable thereunder as of immediately prior to the closing of the Acquisition.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies. In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement. The Company currently maintains Directors & Officers insurance coverage from a reputable insurer. Details of such coverage are available upon request.

In connection with your Board service, you will become privy to and in possession of technical, business, or financial information, knowledge and/or data concerning or relating to the business or financial affairs of the Company, including (without limitation) the identity of and information relating to customers or employees and information the Company has received and in the future will receive from third parties that is subject to a duty from the Company to maintain the confidentiality of such information and to use it only for certain limited purposes (collectively, “Confidential Information”). To the extent such Confidential Information is not generally publicly known, or to the extent otherwise required by law, you agree not to use such Confidential Information (except in connection with your services as a director of the Company) and to at all times keep confidential and not disclose, furnish or make assessable such Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of such Confidential Information.    When you cease to be a Board member, you must return all Confidential Information to the Company.

As a precautionary matter and to avoid any conflicts of interest, we ask that while this letter is in effect that you do not provide advice to or otherwise provide services to any Company competitor. In addition, we ask that you inform the Company of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter you also represent and warrant that neither this letter nor the performance thereof will conflict with or violate any obligation of yours or right of any third party, and further that you will not disclose any third party proprietary or confidential information to the Company in connection with your Board services.

This letter will be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws or choice of laws, and may be amended only by a written agreement of both you and the Company. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersede in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us. This letter may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Elizabeth Nelson

February 25, 2015

Betsey, I am excited about you joining our Board at a key time for the Company and look forward to working with you to help make the Company truly great and prosperous. Please acknowledge your receipt of and agreement with this letter by signing and dating this letter and returning it to me.

Very truly yours,

ELANCE-ODESK, INC.

By:	/s/ Fabio Rosati
Name: Fabio Rosati
Title: CEO

ACCEPTED AND AGREED:

Elizabeth Nelson

/s/ Elizabeth Nelson
Signature

3-1-15
Date